Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Textainer Group Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333-147961) on Form S-8 of Textainer Group Holdings Limited and subsidiaries of our report dated March 28, 2008, with respect to the consolidated balance sheets of Textainer Group Holdings Limited and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows of the years in the three-year period ended December 31, 2007, and the related financial statement schedules, which report appears in the December 31, 2007 annual report on Form 20-F of Textainer Group Holdings Limited and subsidiaries.

As discussed in Note 1(l) to the consolidated financial statements, effective January 1, 2007 the Company adopted FASB Staff Position AUG AIR-1 (FSP), Accounting for Planned Major Maintenance. The FSP was retrospectively applied adjusting all financial statements presented.

/s/    KPMG LLP

San Francisco, California

March 28, 2008